UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 4, 2010

Arbitron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-1969	52-0278528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9705 Patuxent Woods Drive, Columbia, Maryland		21046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410-312-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2010, Arbitron Inc. (the "Company") filed a Form 8-K describing the 2010 Non-Equity Incentive Plan and 2010 Long-Term Incentive Plan. The Form 8-K incorrectly attributed the weighting of the Diary market improvement program metric under the 2010 Non-Equity Incentive Plan as 20%. Under the 2010 Non-Equity Incentive Plan this metric is weighted 10%. This 8-K/A is being filed for the sole purpose of amending the previously filed Form 8-K to correct this error. The other disclosure remains unchanged and is set forth below.

(e)

2010 Non-Equity Incentive Plan

On March 4, 2010, the Compensation and Human Resources Committee (the "Committee") of the Arbitron Inc. (the "Company") Board of Directors met and approved a non-equity incentive plan for the Company’s executive officers for 2010, which would be payable in early 2011 (the "Incentive Plan").

The Incentive Plan provides for an annual cash payment that is linked to performance based upon the Company’s earnings per share (weighted 50%), Portable People Meter commercialization and improvement program (weighted 20%), Diary market improvement program (weighted 10%), cross-platform services strategic plan execution (weighted at 10%), and completion of a comprehensive corporate strategic assessment (weighted at 10%). The Incentive Plan provides for a target cash payment for each executive officer, expressed as a percentage of base salary. The target Incentive Plan payment for William T. Kerr, the Company’s President and Chief Executive Officer, is equal to 100% of his base salary pursuant to his Executive Employment Agreement. The target Incentive Plan payments for other executive officers range from 50-60% of base salary.

The Committee has discretion to authorize a greater or lesser amount in the event the 2010 goals are exceeded or are not met. In the event that the 2010 goals are achieved, the Committee also has discretion to award additional amounts based upon its evaluation of a combination of other quantitative and qualitative considerations, as determined by the Committee.

2010 Long-Term Incentive Plan

Also on March 4, 2010, the Committee established the performance objectives and other terms of the Company’s 2010 Long-Term Incentive Plan (the "2010 LTI Plan") for officers and other eligible employees of the Company. The targeted opportunity for the Company’s executive officers is divided into the following three components, with each component representing approximately 33% of the total opportunity: (i) non-qualified stock options, (ii) performance-based restricted stock units, and (iii) performance cash awards. The target 2010 LTI Plan opportunity for executive officers ranges from 50% of 2010 base salary to 187.5% of 2010 base salary.

The number of non-qualified stock options will be based on the value of each option determined using the Company’s standard Black-Scholes valuation model. The exercise price of each stock option will be equal to the closing price of the Company’s common stock on the grant date and the options will vest ratably in three equal portions beginning on the first anniversary of the grant date.

The restricted stock units contain a one year performance period. The restricted stock units will expire without vesting if the one-year performance goal is not satisfied by the first anniversary of the date of grant. If the performance goal is met, the grant will become vested as to one-fourth of the RSUs on each of the four one-year anniversaries of the date of grant, provided that the recipient remains an employee or service provider to the Company through those dates. The performance goal requires return on invested capital (as defined in the 2010 LTI Plan) to exceed the Company’s weighted average cost of capital (as defined in the 2010 LTI Plan).

The performance cash award will be based on the Company’s achievement of cumulative earnings per share over a three year performance period, and the amount of the performance cash award may range from 0% to 150% based on the achievement of specified results.

The non-qualified stock options, restricted stock units, and performance cash awards will be made pursuant to the Company’s 2008 Equity Incentive Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbitron Inc.

March 11, 2010	By:	Timothy T. Smith

Name: Timothy T. Smith
Title: Executive Vice President & Chief Legal Officer, Legal and Business Affairs & Secretary